UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 20, 2006

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

333-21011	FIRSTENERGY CORP.	34-1843785
(An Ohio Corporation)
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 20, 2006, FirstEnergy Nuclear Operating Company (FENOC), a wholly owned subsidiary of FirstEnergy Corp., announced that it had entered into a deferred prosecution agreement (Agreement) with the U.S. Attorney’s Office for the Northern District of Ohio and the Environmental Crimes Section of the Environment and Natural Resources Division of the Department of Justice (collectively, the Department) related to certain statements made by FENOC employees to the United States Nuclear Regulatory Commission (NRC) during the period September 3, 2001 through November 28, 2001 with respect to the Davis-Besse Nuclear Power Station. Descriptions of such statements are set forth in the Statement of Facts attached to the Agreement. Under the Agreement, the United States acknowledged FENOC’s extensive corrective actions at Davis-Besse, FENOC’s cooperation during investigations by the Department and the NRC, FENOC’s pledge of continued cooperation, FENOC’s acknowledgement of responsibility for the behavior of its employees, and its agreement to pay a monetary penalty. FENOC has agreed to pay a monetary penalty of $28 million (which is not deductible for income tax purposes and will reduce FirstEnergy’s earnings per share of common stock by $0.09 in the fourth quarter of 2005) and cooperate with the United States and NRC during the term of the Agreement, which runs through December 31, 2006, in all criminal and administrative investigations and proceedings related to the conduct described in the Statement of Facts attached to the Agreement. As part of the Agreement, $4.35 million of the monetary penalty will be directed to community service projects with the agreement of FENOC and the Department of Justice. Recipients include the Ottawa National Wildlife Refuge, Ottawa County Emergency Management Agency, University of Toledo Foundation for the College of Engineering, Cuyahoga Valley National Park and Habitat for Humanity International.

In consideration for FENOC’s (i) $28 million payment, (ii) cooperation as described above, (iii) acceptance and acknowledgement of responsibility for its conduct as described in the Statement of Facts attached to the Agreement, (iv) compliance with federal criminal laws, and (v) compliance with the terms of the Agreement, the Department has agreed to refrain from seeking an indictment or otherwise initiating criminal prosecution of FENOC for the conduct described in the Statement of Facts attached to the Agreement.

The press release issued by FENOC on January 20, 2006 is filed as Exhibit 99.1 to this report and is incorporated herein by reference. A copy of the Agreement is filed as Exhibit 99.2 to this report and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the actual text of the Agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release issued by FENOC, dated January 20, 2006

99.2
Deferred Prosecution Agreement entered into January 20, 2006 among FirstEnergy Nuclear Operating Company, U.S. Attorney’s Office for the Northern District of Ohio and the Environmental Crimes Section of the Environment and Natural Resources Division of the Department of Justice

Forward-Looking Statements: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office, the Nuclear Regulatory Commission and the various state public utility commissions (including the final outcome of further proceedings with respect to the Ohio companies' Rate Certainty Plan) as disclosed in the registrant’s Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce factors), the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, circumstances which may lead management to seek, or the Board of Directors to grant, in each case in its sole discretion, authority for the implementation of a share repurchase program in the future, the risks and other factors discussed from time to time in the registrant’s Securities and Exchange Commission filings, including its annual report on Form 10-K for the year ended December 31, 2004, and other similar factors. The registrant expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

January 20, 2006

FIRSTENERGY CORP.
Registrant

/s/ Harvey L. Wagner
Harvey L. Wagner
Vice President, Controller and Chief Accounting Officer